                                                                               .
                                                                               .
                                                                               .
                                                                   EXHIBIT 12.1

                    CALCULATION OF EARNINGS TO FIXED CHARGES




                                                                     YEAR ENDED DECEMBER 31,
                                                                         (IN THOUSANDS)
                                             2003             2002             2001             2000               1999
                                           ---------        ---------        ---------        ---------         ---------

Income (loss) before income
   taxes, minority interest and
   cumulative effect of change
   in accounting principle                 $  73,125        $ 129,933        $ 148,136        $ (70,924)        $(127,776)
Fixed charges:
    Interest and other expense
      and amortization of debt
      issuance costs                          13,188           26,487           24,682           18,639            15,079
   Capitalized interest                          267              811               --               --                --
   Interest portion of leases                  7,109            8,413            8,506            6,133             5,033
                                           ---------        ---------        ---------        ---------         ---------
Total fixed charges                           20,564           35,711           33,188           24,772            20,112
                                           ---------        ---------        ---------        ---------         ---------
Income (loss) before income
   taxes, minority interest and
   cumulative effect of change
   in accounting principle plus
   fixed charges, excluding
   capitalized interest                    $  93,689        $ 165,644        $ 181,324        $ (46,152)        $(107,664)
Ratio:                                           4.6              4.6              5.5               --                --
Deficiency of earnings to
   fixed charges                           $      --        $      --        $      --        $  70,924         $ 127,776

Interest expense excludes changes in fair value of the swap transactions of $(5.6) million and $1.4 million in 2003 and 2002, respectively.